MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                            1900 SOUTH ATHERTON STREET
SUITE 340 WEST                                                         SUITE 101
WASHINGTON, D.C.  20005                                 STATE COLLEGE, PA  16801
(202) 434-4660                                                    (814) 272-3502
FACSIMILE: (202) 434-4661                             FACSIMILE:  (814) 272-3514



June 13, 2005

Boards of Directors
American Bank of New Jersey
365 Broad Street
Bloomfield, New Jersey 07003

Dear Board Members:

         You have asked that we provide you our opinion in regard to the material federal income tax matters relating to the Plan of Conversion and Reorganization of American Savings, MHC and Plans of Merger between American Savings, MHC, ASB Holding Company and American Bank of New Jersey adopted on May 17, 2005 (the "Plan") (collectively referred to herein as the "Conversion and Reorganization"). We have examined the Plan and certain other documents as we deemed necessary in order to provide our opinions. Unless otherwise defined, all terms used in this letter have the meanings given to them in the Plan.

         In our examination, we assumed that original documents were authentic, copies were accurate and signatures were genuine. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. In rendering our opinion, we have relied upon certain written representations of American Bank of New Jersey (the "Savings Bank"), American Savings, MHC (the "MHC"), and ASB Holding Company (the "Mid-Tier") (collectively referred to herein as the "Representations") which are attached hereto.

         We assumed that the Plan has been or will be duly and validly authorized and approved and adopted and that all parties will comply with the terms and conditions of the Plan, and that the various representations and warranties which have been provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing.

         In issuing the opinions set forth below, we have referred solely to existing provisions of (1) the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury Regulations thereunder; and (2) current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change after the date hereof.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 2


         There can be no assurance that our opinions would be adopted by the Internal Revenue Service (the "Service") or a court. The outcome of litigation cannot be predicted. We have, however, attempted in good faith to opine as to the merits of each tax issue with respect to which an opinion was requested.

                               STATEMENT OF FACTS

         In 1999, American Bank of New Jersey, formerly American Savings Bank of NJ, a federally chartered mutual savings bank reorganized into the mutual holding company form of organization and converted to a federal stock savings bank (the "MHC Reorganization"). Subsequent to the MHC Reorganization, in October 2003, ASB Holding Company, a federally chartered corporation which owns all of the stock of the Savings Bank ("Middle Tier Holding Company"), sold 1,666,350 shares (or approximately 30%) of its common stock in a subscription offering at $10.00 per share and issued the remaining 70% to American Savings, MHC. A total of 5,554,500 shares of common stock of ASB Holding Company ("Middle Tier Holding Company Common Stock") were issued in connection with the MHC Stock Offering. Upon completion of these transactions, the Savings Bank remained the wholly owned subsidiary of ASB Holding Company. As of March 31, 2005, the MHC and the Public Stockholders own an aggregate of 3,888,150 (70%) and 1,666,350 (30%) of the outstanding Middle Tier Holding Company Common Stock, respectively. Pursuant to the Plan, the Savings Bank will form a new New Jersey stock holding company, American Bancorp of New Jersey, Inc. ("Holding Company") and the existing shares of Middle Tier Holding Company Common Stock owned by Public Stockholders will be converted pursuant to an Exchange Ratio into shares of common stock of the Holding Company ("Holding Company Common Stock").

         The MHC uses the accrual method of accounting and files its tax return on a September 30 fiscal year basis. As a federal chartered mutual holding company, the MHC does not have stockholders and has no authority to issue capital stock. Instead, the MHC (in its mutual form) has a unique equity structure, in that the MHC is owned by its members (the "Members"). The MHC's primary asset is 3,888,150 shares of Mid-Tier Common Stock, which represents 70% of the shares of Mid-Tier Common Stock outstanding as of March 31, 2005.

         The Savings Bank is a federally chartered stock savings bank that was organized in 1999, as a subsidiary of the MHC, in connection with the MHC Reorganization. The Mid-Tier has no other material business or activities other than acting as the holding company of the Savings Bank and holding certain equity securities. Pursuant to the Conversion and Reorganization, the Mid- Tier will, after a series of transactions, merge with the Savings Bank, with the Savings Bank as the survivor, and the Mid-Tier will cease to exist.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 3


         American Bancorp of New Jersey, Inc. (the "Holding Company") will be a savings and loan holding company, which was organized as a New Jersey corporation in May, 2005 at the direction of the Board of Directors of the Savings Bank and will acquire and hold all of the outstanding Savings Bank common stock ("Bank Stock") after the Conversion and Reorganization. Pursuant to regulations promulgated by the Office of Thrift Supervision (the "OTS"), consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, certain Members of the MHC, and the stockholders of the Mid-Tier. Following the Conversion and Reorganization, the Holding Company's outstanding stock will be 100% publicly owned.

         The Boards of Directors of the MHC, the Mid-Tier, and the Savings Bank believe that a conversion of the MHC to stock form pursuant to the Plan is in the best interests of the MHC, the Mid-Tier, and the Savings Bank, as well as the best interests of their respective Members and stockholders. The Boards of Directors have determined that the Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account. The Conversion and Reorganization will result in the Savings Bank being wholly owned by a stock holding company which is owned by public stockholders, which is a more common structure and form of ownership than a mutual holding company. In addition, the Conversion and Reorganization will result in the raising of additional capital for the Savings Bank and the Holding Company to make investments and acquisitions and should result in a more active and liquid market for the Holding Company common stock ("HC Stock") than currently exists for the Mid-Tier Common Stock. The proceeds of the Conversion will enable the Bank to continue to grow its assets and branch office structure, while still maintaining a high level of regulatory capital. Finally, the Conversion and Reorganization is designed to enable the Savings Bank and Holding Company to compete more effectively in a market which is consolidating.

         For valid business reasons, the present corporate structure of the MHC, the Mid-Tier, and the Savings Bank will be changed pursuant to the following proposed transactions:

         (i) The Savings Bank will establish the Holding Company as a first-tier state-chartered stock holding company subsidiary.

         (ii) The Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly owned first-tier subsidiary with an interim federal stock savings bank charter.

         (iii) Middle Tier Holding Company will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2; Interim Bank No. 2 will then merge with and into the Savings Bank (the "Middle Tier Merger"), with the Savings Bank as the surviving entity. The

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 4


MHC will receive, and Minority Stockholders will constructively receive, shares of Bank common stock in exchange for their Middle Tier Holding Company common stock.

         (iv) Immediately following the the Middle Tier Merger, the MHC will convert into an interim federal stock savings bank to be known as Interim Bank No. 1. Then, Interim Bank No. 1, formerly the MHC, will merge with and into the Savings Bank with the Savings Bank as the surviving entity ("MHC Merger"). The shares of Bank Common Stock previously held by the MHC (now Interim Bank No. 1) will be canceled. Eligible members of the MHC as of certain specified dates will be granted interests in a liquidation account to be established by the Savings Bank. The amount in the liquidation account will be the greater of (a) 100% of retained earnings as of March 31, 2003 (the date of the latest statement of financial condition contained in the final offering circular utilized in the Savings Bank's initial stock offering), or (b) 70% of Middle Tier Holding Company's total shareholders' equity as reflected in its latest statement of financial condition.

         (v) Immediately following the MHC Merger, Interim Bank No. 3 will merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("Bank Merger"). As a result of the Bank Merger, Bank Stock deemed held by Public Stockholders will be converted into Holding Company Common Stock based upon the Exchange Ratio which is designed to ensure that the same Public Stockholders will own, approximately the same percentage of Holding Company Common Stock as the percentage of Middle Tier Holding Company Common Stock owned by them immediately prior to the Conversion and Reorganization before giving effect to (a) cash paid in lieu of fractional shares and (b) any shares of Holding Company stock purchased by Public Stockholders in the Offering.

         (vi) Immediately after the Bank Merger, the Holding Company shall sell the Conversion Stock in the Offerings.

         (vii) Members of the MHC possessing Savings Bank Liquidation Interests as a result of the MHC Merger will continue to maintain such interests upon the completion of the MHC Merger and the Bank Merger.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 5



                              ANALYSIS AND OPINION

         Code Section 354 provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization. Code Section 356 provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as money received in lieu of fractional shares. Code Section 358 provides that, with certain adjustments for money received in a reorganization, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Code Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

         Code Section 361 provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization. Code Section 362 provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Code Section 1223(2) states that where a corporation will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Code Section 1032 states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

         Code Section 368(a)(1)(F) provides that a mere change in identity, form, or place of organization, however effected, is a reorganization. When MHC converts itself from a federal mutual holding company to a federal interim stock savings bank, the changes at the corporate level will be insubstantial. Similarly, when the Mid-Tier adopts a federal charter and subsequently converts itself into a federal stock savings bank, the changes at the corporate level will be insubstantial. In addition, Rev. Rul. 80-105 provides that the conversion of a federal mutual savings and loan association to a state or federal stock savings and loan association, and the conversion of a state chartered mutual savings and loan association to a stock savings and loan association in the same state are reorganizations under Code Section 368(a)(1)(F). Therefore, the change in the form of operation of the MHC and the Mid-Tier should constitute reorganizations within the meaning of Code Section 368(a)(1)(F).

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 6


         Code Section 368(a)(1)(A) defines the term "reorganization" to include a "statutory merger or consolidation" of corporations. Code Section 368(a)(2)(E) provides that a transaction otherwise qualifying as a merger under Code Section 368(a)(1)(A), shall not be disqualified by reason of the fact that common stock of a corporation which before the merger was in control of the merged corporation, is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation; and (ii) former stockholders of the surviving corporation exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

         In order to qualify as a reorganization under Code Section 368(a)(1)(A), a transaction must constitute a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Middle Tier Merger, the MHC Merger and the Bank Merger will be consummated in accordance with applicable federal and state laws.

         In addition,  a transaction  qualifying as a reorganization  under Code
Section 368(a)(1)(A) must satisfy the "continuity of interest doctrine" which requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represents a "substantial part" of the value of their former interest and provides them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Helvering v. Minnesota Tea
                                                      --------------------------
Co.,  296 U.S.  378  (1935);  Southwest  Natural Gas Co.  v.  Comm'r.,  189 F.2d
---                           ---------------------------------------
332 (5th  Cir.  1951),  cert. denied,  342 U.S. 860 (1951).

         Treasury Regulation Section 1.368-1(b) and (e) provides that "Continuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation, it is exchange by the acquiring corporation for a direct interest in the target corporation enterprise, or it otherwise continues as a proprietary interest in the target corporation."

         As a result of the Middle Tier Merger, the shareholders of the Mid-Tier receive a continuing proprietary interest in the Savings Bank which will subsequently be converted into a continuing proprietary interest in the Holding Company. Consequently, the continuity of interest doctrine should be satisfied with regard to the Middle Tier Merger.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 7


         With regard to the MHC Merger, the MHC, as a federal chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. Instead, the Members are accorded a variety of proprietary rights such as voting rights and certain rights in the unlikely event of liquidation. Prior to the MHC Merger, certain depositors in the Savings Bank have both a deposit account in the institution and a pro rata inchoate proprietary interest in the net worth of the MHC based upon the balance in his account in the Savings Bank, an interest which may only be realized in the event of a liquidation of the MHC. However, this inchoate proprietary interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

         In accordance with the Plan, the Members will receive Savings Bank Liquidation Interests and continue their inchoate proprietary interests in the Savings Bank following the MHC Merger. Although the Savings Bank Liquidation Interests would not allow the Members the right to vote or the right to pro rata distributions of earnings, they would be entitled to share in the distribution of assets upon the liquidation of the Savings Bank following the MHC Merger. The Members' Savings Bank Liquidation Interests in the Savings Bank is substantially similar to their current ownership interest in the MHC (a liquidation interest in the MHC). Because the Members are not in effect "cashing out" their inchoate proprietary interests in the MHC, they would continue to maintain an inchoate proprietary interest in the Savings Bank upon the consummation of the MHC Merger. Such payments to be received as Savings Bank Liquidation Interests are not guaranteed and can only be received by Members who continue to maintain deposit accounts in the Savings Bank following the Middle Tier Merger. Therefore, it would seem that the exchange of the Members' equity interests in the MHC for Savings Bank Liquidation Interests should not violate the continuity of interest requirement of Section 1.368-1(b) and (e) of the Treasury Regulations. Consequently, the continuity of interest doctrine should be satisfied with regard to the MHC Merger.

         As a result of the Bank Merger, the shareholders of the Savings Bank will receive a continuing proprietary interest in the Holding Company, the sole shareholder of the Savings Bank. Consequently, the continuity of interest doctrine should be satisfied with regard to the Bank Merger.

         One of the requirements of Code Section 368(a)(2)(E) is that subsequent to the transaction, the corporation surviving the merger must hold substantially all of its properties and the properties of the merged corporation. The Savings Bank has represented that, following the Bank Merger, it will hold at least 90% of the fair market value of its net assets and at least 70% of the fair

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 8


market value of its gross assets, and at least 90% of the fair-market value of Interim Bank #3's net assets and at least 70% of the fair market value of Interim Bank #3's gross assets held immediately prior to the Bank Merger. Based upon representations received from the Savings Bank's management, the Savings Bank will clearly satisfy this requirement of Code Section 368(a)(2)(E).

         Pursuant to Code Section 368(a)(2)(E), the Holding Company must also acquire control of the Savings Bank in the Bank Merger. Control is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares. Subsequent to the Bank Merger, the Holding Company will hold all of the Bank Stock. However, there is an issue as to whether the Savings Bank Liquidation Interests must be taken into account for purposes of the "control" test. If the Savings Bank Liquidation Interests are to be included in determining whether the Holding Company acquired control of the Savings Bank in the Bank Merger, it would be necessary to recognize such interests as another class of Bank Stock. Although the Savings Bank Liquidation Interests may be compared to the equity interests held by Members, which afforded Members an equity/ownership interest in the MHC, these interests in the Savings Bank are too remote to qualify as a separate class of Bank Stock. Therefore, the Savings Bank Liquidation Interests should be disregarded in determining whether the Holding Company acquires control of the Savings Bank in the Bank Merger.

         In addition to the requirements discussed above, there is a judicially created substance over form concept often referred to as the "step transaction doctrine" which applies throughout tax law, including the corporate reorganization area. The step transaction doctrine is an extremely amorphous concept. Often, application of the doctrine hinges on whether a court finds that a particular series of transactions runs counter to a significant tax policy. Notwithstanding years of litigation and hundreds of cases, the exact contours of the step transaction doctrine, and even its proper formulation, are still the subject of intense debate. Consequently, it often will be difficult to determine with a high degree of certainty whether a series of related transactions will be stepped together in some fashion for tax purposes.

         The courts over the years have developed three distinct verbal formulations of the doctrine: (i) the binding commitment test, (ii) the end result test, and (iii) the interdependence test. While the courts nominally apply one or more of these three tests, a careful reading of the relevant cases indicates that the courts, as a preliminary matter, in deciding whether to apply the step transaction doctrine, tend to focus primarily on two key factors:
intent and temporal proximity. However, case law and the Service's pronouncements indicate that there are limitations on the ability to assert the step transaction doctrine, regardless of (i) the taxpayer's intent at the time of the first transaction to engage in the later transactions, and (ii) the short period of time that elapses between the transactions.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 9



         Case law and the Service's pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The Service's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the Service asserted that:

         the substance of each of a series of steps will be recognized and the step transaction doctrine will not apply, if each such step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

         The parties to the MHC Merger maintain a separate and distinct business purpose for consummating the MHC Merger (e.g., allowing for the conversion of the MHC from mutual to stock form). Immediately after the consummation of the MHC Merger, the Savings Bank will no longer be controlled by the MHC but will instead be controlled by its public stockholders. The facts indicate that the merger of MHC with and into the Savings Bank will result in a real and substantial change in the form of ownership of the Savings Bank that is sufficient to conclude that the MHC Merger comports with the underlying purposes and assumptions of a reorganization under Code Section 368(a)(1)(A).

         In addition, we believe that, because the various steps contemplated by the Plan were necessitated by the requirements of the Office of Thrift Supervision, each of the Middle Tier Merger, the MHC Merger and the Bank Merger has a business purpose and independent significance and, as a result, the step transaction doctrine should not be applied to these transactions. However, our opinion is not binding upon the Service, and there can be no assurance that the Service will not assert a contrary position. Revenue Ruling 72-405 involved Corporation X which formed a wholly owned subsidiary, merged an unrelated corporation Y into the subsidiary and then liquidated the subsidiary. The Service held that the overall plan for the transactions was the acquisition of Corporation Y assets by Corporation X and that the transitory existence of the subsidiary did not have independent economic significance. As a result, the step transaction doctrine was applied, the transitory existence of the subsidiary was ignored and the transaction was treated as a direct acquisition of Corporation Y assets by Corporation X.

         It is possible that the Service could assert, based upon reasoning similar to that which was applied in Revenue Ruling 72-405, that the overall plan of the transactions contemplated by the Plan is the maintenance of the Savings Bank's holding company structure and the merger of MHC into Bank and that, as a result, the step transaction doctrine should be applied and the transitory

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 10


elimination of the holding company structure in the Middle Tier Merger and re-creation of the holding company structure in the Bank Merger should be ignored for tax purposes. If the Service were successful with such an assertion, the transaction would be treated as a direct merger of MHC into the Savings Bank which may not qualify as a tax free reorganization resulting in taxable gain to the parties to the transaction.

         The Service is currently reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary (where the parent does not own 80% or more of its subsidiary before a downstream merger) or inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions because they circumvent the repeal of the "General Utilities doctrine." The MHC currently owns 70% of the Mid-Tier and we do not believe that the transactions undertaken pursuant to the Plan constitute the type of transactions which circumvent the "General Utilities doctrine."

         Based upon the foregoing, and assuming the Middle Tier Merger, the MHC Merger, and the Bank Merger are consummated as described herein and in the Plan, we are of the opinion that:

         1. The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code
Section 368(a)(1)(A). Each of the MHC, the Mid-Tier, and the Savings Bank will be a party to a "reorganization" as defined in Code Section 368(b).

         2. The MHC will not recognize any gain or loss on the transfer of its assets to the Savings Bank in exchange for Savings Bank Liquidation Interests for the benefit of Members who remain Members.

         3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in exchange for the transfer to the Members of the Savings Bank Liquidation Interests.

         4. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim Bank #2 and Interim Bank #3 pursuant to the Conversion and Reorganization.

         5. No gain or loss will be recognized by Interim Bank #2 (the Mid-Tier following its conversion to a federal stock savings bank) pursuant to the Conversion and Reorganization.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 11


         6. The reorganization of the Holding Company as the holding company of the Savings Bank qualifies as a reorganization within the meaning of Code
Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, the Savings Bank, the Holding Company, and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b).

         7. No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to the Savings Bank pursuant to the Conversion and Reorganization.

         8. Members will recognize no gain or loss upon the receipt of Savings Bank Liquidation Interests.

         9. No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for HC Stock.

         10. Current stockholders of Mid-Tier will not recognize any gain or loss upon their exchange of Mid-Tier Common Stock solely for shares of HC Stock.

         11. Each stockholder's aggregate basis in shares of HC Stock received in the exchange will be the same as the aggregate basis of Mid-Tier Common Stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

         12. It is more likely than not that the fair market value of the subscription rights to purchase HC Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of HC Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of HC Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B.
182).

         Our opinion under paragraph 12 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraph 12 is based on the conclusion that the subscription rights to purchase shares of HC Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 12


of short duration, and will provide the recipient with the right only to purchase shares of HC Stock at the same price to be paid by members of the general public in any Community Offering. We note that we are not aware of the Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Service positions on this issue, however, our opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Our conclusion is supported by a letter from RP Financial, LC, which states that the subscription rights do not have any value when they are distributed or exercised. If the Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Holding Company could recognize gain on the distribution of these rights. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase HC Stock have no value.

         13. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for HC Stock sold in the offering.

                                SCOPE OF OPINION

         Our opinion is limited to the federal income tax matters of the transaction proposed as it relates to the Savings Bank, MHC, Mid-Tier and Holding Company and the recipients of subscription rights to purchase the Company Stock as described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Service rulings, procedures, and other pronouncements published by the Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Service. However, we believe that a court, if such issues were litigated, is more likely than not to concur with our opinion.

         Further, the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
American Bank of New Jersey
American Savings, MHC
ASB Holding Company
June 13, 2005
Page 13

                                 USE OF OPINION

         This opinion is given solely for the benefit of the parties to the Plan, the stockholders of the Mid-Tier, and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion on Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus that is part of both the Form S-1 and the Form AC.

                                                   Very truly yours,


                                                   /s/Malizia Spidi & Fisch, PC
                                                   ----------------------------

                                                   Malizia Spidi & Fisch, PC